Exhibit 99.1

Southern First Reports Results for Third Quarter 2023

Greenville, South Carolina, October 19, 2023 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended September 30, 2023.

“Our team generated improved performance over the prior quarter as evidenced by the growth in book value, general margin stability, capital accretion, and outstanding credit quality,” stated Art Seaver, the Company’s Chief Executive Officer. “While the monetary policy of the Federal Reserve has increased interest rates dramatically and resulted in a significant decline in loan demand, we are proud of our efforts to grow client relationships and support the needs of our clients and communities.”

2023 Third Quarter Highlights

•	Net income was $4.1 million and diluted earnings per common share were $0.51 for Q3 2023
•	Core deposits remained at $2.9 billion at Q3 2023, compared to Q2 2023 and increased 5% from Q3 2022
•	Total loans increased 2% (annualized) to $3.6 billion at Q3 2023, compared to Q2 2023 and increased 17%, from $3.0 billion at Q3 2022
•	Book value per common share increased to $37.57 at Q3 2023, or 4%, over Q3 2022
•	Credit quality remains strong with nonperforming assets to total assets of 0.11% and past due loans to total loans of 0.13% at Q3 2023
•	Net interest margin was 1.97% for Q3 2023, compared to 2.05% for Q2 2023 and 3.19% for Q3 2022
•	Improvement in common equity tier 1 and risk-based capital ratios during Q3 2023, compared to Q2 2023

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$4,098	2,458	2,703	5,492	8,413
Earnings per common share, diluted	0.51	0.31	0.33	0.68	1.04
Total revenue(1)	22,094	21,561	22,468	25,826	28,134
Net interest margin (tax-equivalent)(2)	1.97%	2.05%	2.36%	2.88%	3.19%
Return on average assets(3)	0.40%	0.26%	0.30%	0.63%	1.00%
Return on average equity(3)	5.35%	3.27%	3.67%	7.44%	11.57%
Efficiency ratio(4)	78.31%	80.67%	76.12%	63.55%	57.03%
Noninterest expense to average assets (3)	1.69%	1.82%	1.89%	1.87%	1.92%
Balance Sheet ($ in thousands):
Total loans(5)	$3,553,632	3,537,616	3,417,945	3,273,363	3,030,027
Total deposits	3,347,771	3,433,018	3,426,774	3,133,864	3,001,452
Core deposits(6)	2,866,574	2,880,507	2,946,567	2,759,112	2,723,592
Total assets	4,019,957	4,002,107	3,938,140	3,691,981	3,439,669
Book value per common share	37.57	37.42	37.16	36.76	35.99
Loans to deposits	106.15%	103.05%	99.74%	104.45%	100.95%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.56%	12.40%	12.67%	12.91%	13.58%
Tier 1 risk-based capital ratio	10.58%	10.42%	10.66%	10.88%	11.49%
Leverage ratio	8.17%	8.48%	8.80%	9.17%	9.44%
Common equity tier 1 ratio(8)	10.17%	10.00%	10.23%	10.44%	11.02%
Tangible common equity(9)	7.56%	7.53%	7.60%	7.98%	8.37%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.11%	0.08%	0.12%	0.07%	0.08%
Classified assets/tier one capital plus allowance for credit losses	4.72%	4.68%	5.10%	4.71%	5.24%
Loans 30 days or more past due/ loans(5)	0.13%	0.07%	0.11%	0.11%	0.07%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.01%	0.03%	0.01%	(0.05%)	(0.06%)
Allowance for credit losses/loans(5)	1.16%	1.16%	1.18%	1.18%	1.20%
Allowance for credit losses/nonaccrual loans	953.25%	1,363.11%	854.33%	1,470.74%	1,388.87%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2023	2023	2023	2022	2022
Interest income
Loans	$43,542	41,089	36,748	33,939	29,752
Investment securities	1,470	706	613	562	506
Federal funds sold	2,435	891	969	525	676
Total interest income	47,447	42,686	38,330	35,026	30,934
Interest expense
Deposits	25,130	21,937	17,179	10,329	5,021
Borrowings	2,972	1,924	727	578	459
Total interest expense	28,102	23,861	17,906	10,907	5,480
Net interest income	19,345	18,825	20,424	24,119	25,454
Provision for (reversal of) credit losses	(500)	910	1,825	2,325	950
Net interest income after provision for credit losses	19,845	17,915	18,599	21,794	24,504
Noninterest income
Mortgage banking income	1,208	1,337	622	291	1,230
Service fees on deposit accounts	356	331	325	316	318
ATM and debit card income	588	536	555	558	542
Income from bank owned life insurance	349	338	332	344	315
Other income	248	194	210	198	275
Total noninterest income	2,749	2,736	2,044	1,707	2,680
Noninterest expense
Compensation and benefits	10,231	10,287	10,356	9,576	9,843
Occupancy	2,562	2,518	2,457	2,666	2,442
Outside service and data processing costs	1,744	1,705	1,629	1,521	1,529
Insurance	1,243	897	689	551	507
Professional fees	504	751	660	788	555
Marketing	293	335	366	282	338
Other	725	900	947	1,029	832
Total noninterest expenses	17,302	17,393	17,104	16,413	16,046
Income before provision for income taxes	5,293	3,258	3,539	7,088	11,138
Income tax expense	1,195	800	836	1,596	2,725
Net income available to common shareholders	$4,098	2,458	2,703	5,492	8,413

Earnings per common share – Basic	$0.51	0.31	0.34	0.69	1.06
Earnings per common share – Diluted	0.51	0.31	0.33	0.68	1.04
Basic weighted average common shares	8,053	8,051	8,026	7,971	7,972
Diluted weighted average common shares	8,072	8,069	8,092	8,071	8,065

[Footnotes to table located on page 6]

Net income for the third quarter of 2023 was $4.1 million, or $0.51 per diluted share, a $1.6 million increase from the second quarter of 2023 and a $4.3 million decrease from the third quarter of 2022. Net interest income increased $520 thousand for the third quarter of 2023, compared to the second quarter of 2023, and decreased $6.1 million, compared to the third quarter of 2022. The increase in net interest income from the prior quarter was primarily driven by an increase in interest income on loans and federal funds sold. The decrease in net interest income from the prior year was driven primarily by an increase in interest expense on our deposit accounts related to the Federal Reserve’s 525-basis point interest rate hikes during the past 19 months.

There was a reversal of the provision for credit losses of $500 thousand for the third quarter of 2023, compared to a provision of $910 thousand for the second quarter of 2023 and a provision of $950 thousand for the third quarter of 2022. The provision reversal during the third quarter of 2023 includes a $100 thousand reversal of the provision for credit losses and a $400 thousand reversal of the reserve for unfunded commitments. The reversal of the provision for credit losses was driven by lower expected loss rates, while the reversal of the reserve for unfunded commitments was driven by a decrease in the balance of unfunded commitments at September 30, 2023, compared to the previous quarter and year.

Noninterest income was $2.7 million for each of the third quarter of 2023, the second quarter of 2023, and the third quarter of 2022. Mortgage banking income continues to be the largest component of our noninterest income at $1.2 million for the third quarter of 2023, $1.3 million for the second quarter of 2023, and $1.2 million for the third quarter of 2022.

Noninterest expense for the third quarter of 2023 was $17.3 million, a $91 thousand decrease from the second quarter of 2023, and a $1.3 million increase from the third quarter of 2022. The decrease in noninterest expense from the previous quarter was driven by decreases in professional fees and other noninterest expenses, while the increase from the prior year related to increases in compensation and benefits, outside service and data processing costs, and insurance expenses. Compensation and benefits expenses increased from the previous year, driven by annual salary increases and the hiring of new team members. Outside service and data processing costs increased due to an increase in software licensing and maintenance costs, while insurance costs increased due to higher FDIC insurance premiums.

Our effective tax rate was 22.6% for the third quarter of 2023, 24.6% for the second quarter of 2023, and 24.5% for the third quarter of 2022. The lower tax rate in the third quarter of 2023 as compared to the previous quarters of 2023 relates primarily to the effect of equity compensation transactions and return to provision differences on our tax rate during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	September 30, 2023			June 30, 2023			September 30,2022
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 181,784	$ 2,435	5.31%	$ 71,004	$ 891	5.03%	$ 122,071	$ 676	2.20%
Investment securities, taxable	148,239	1,429	3.82%	93,922	623	2.66%	91,462	449	1.95%
Investment securities, nontaxable(2)	7,799	55	2.77%	10,200	108	4.24%	10,160	74	2.89%
Loans(10)	3,554,478	43,542	4.86%	3,511,225	41,089	4.69%	2,941,350	29,752	4.01%
Total interest-earning assets	3,892,300	47,461	4.84%	3,686,351	42,711	4.65%	3,165,043	30,951	3.88%
Noninterest-earning assets	159,103			155,847			159,233
Total assets	$4,051,403			$3,842,198			$3,324,726
Interest-bearing liabilities
NOW accounts	$ 297,028	620	0.83%	$ 297,234	537	0.72%	$ 361,500	178	0.20%
Savings & money market	1,748,638	16,908	3.84%	1,727,009	15,298	3.55%	1,417,181	3,663	1.03%
Time deposits	648,949	7,602	4.65%	573,095	6,102	4.27%	361,325	1,180	1.30%
Total interest-bearing deposits	2,694,615	25,130	3.70%	2,597,338	21,937	3.39%	2,140,006	5,021	0.93%
FHLB advances and other borrowings	264,141	2,414	3.63%	135,922	1,382	4.08%	1,357	10	2.92%
Subordinated debentures	36,278	558	6.10%	36,251	542	6.00%	36,169	449	4.93%
Total interest-bearing liabilities	2,995,034	28,102	3.72%	2,769,511	23,861	3.46%	2,177,532	5,480	1.00%
Noninterest-bearing liabilities	752,433			771,388			858,202
Shareholders’ equity	303,936			301,299			288,542
Total liabilities and shareholders’ equity	$4,051,403			$3,842,198			$3,324,276
Net interest spread			1.12%			1.19%			2.88%
Net interest income (tax equivalent) / margin		$19,359	1.97%		$18,850	2.05%		$25,471	3.19%
Less: tax-equivalent adjustment(2)		14			25			17
Net interest income		$19,345			$18,825			$25,454

[Footnotes to table located on page 6]

Net interest income was $19.3 million for the third quarter of 2023, a $520 thousand increase from the second quarter of 2023, driven by a $4.8 million increase in interest income, partially offset by a $4.2 million increase in interest expense, on a taxable basis. The increase in interest income was driven by $205.9 million growth in average interest-earning assets at an average rate of 4.84%, a 19-basis points increase over the previous quarter, partially offset by $225.5 million growth in average interest-bearing liabilities at an average cost of 3.72%, an increase of 26-basis points from the second quarter of 2023. In comparison to the third quarter of 2022, net interest income decreased $6.1 million, resulting primarily from $554.6 million growth in average interest-bearing deposit balances during the 12 months ended September 30, 2023, combined with a 277-basis point increase in deposit rates. Our net interest margin, on a tax-equivalent basis, was 1.97% for the third quarter of 2023, an 8-basis point decrease from 2.05% for the second quarter of 2023 and a 122-basis point decrease from 3.19% for the third quarter of 2022. As a result of the Federal Reserve’s 300-basis point interest rate hikes during the past 12 months, the rate on our interest-bearing liabilities has increased by 272-basis points during the third quarter of 2023 in comparison to the third quarter of 2022. However, the yield on our interest-earning assets, driven by our loan portfolio, has increased by only 96-basis points during the same time period, resulting in the lower net interest margin during the third quarter of 2023.

Balance sheets - Unaudited

	Ending Balance
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2023	2023	2023	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$17,395	24,742	22,213	18,788	16,530
Federal funds sold	127,714	170,145	242,642	101,277	139,544
Interest-bearing deposits with banks	7,283	10,183	7,350	50,809	4,532
Total cash and cash equivalents	152,392	205,070	272,205	170,874	160,606
Investment securities:
Investment securities available for sale	144,035	91,548	94,036	93,347	91,521
Other investments	19,600	12,550	10,097	10,833	5,449
Total investment securities	163,635	104,098	104,133	104,180	96,970
Mortgage loans held for sale	7,117	15,781	6,979	3,917	9,243
Loans (5)	3,553,632	3,537,616	3,417,945	3,273,363	3,030,027
Less allowance for credit losses	(41,131)	(41,105)	(40,435)	(38,639)	(36,317)
Loans, net	3,512,501	3,496,511	3,377,510	3,234,724	2,993,710
Bank owned life insurance	52,140	51,791	51,453	51,122	50,778
Property and equipment, net	95,743	96,964	97,806	99,183	99,530
Deferred income taxes	13,078	12,356	12,087	12,522	18,425
Other assets	23,351	19,536	15,967	15,459	10,407
Total assets	$4,019,957	4,002,107	3,938,140	3,691,981	3,439,669
Liabilities
Deposits	$3,347,771	3,433,018	3,426,774	3,133,864	3,001,452
FHLB Advances	275,000	180,000	125,000	175,000	60,000
Subordinated debentures	36,295	36,268	36,241	36,214	36,187
Other liabilities	56,993	51,307	50,775	52,391	54,245
Total liabilities	3,716,059	3,700,593	3,638,790	3,397,469	3,151,884
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	81	81	80	80	80
Nonvested restricted stock	(4,065)	(4,051)	(4,462)	(3,306)	(3,348)
Additional paid-in capital	121,757	120,912	120,683	119,027	118,433
Accumulated other comprehensive loss	(15,255)	(12,710)	(11,775)	(13,410)	(14,009)
Retained earnings	201,380	197,282	194,824	192,121	186,629
Total shareholders’ equity	303,898	301,514	299,350	294,512	287,785
Total liabilities and shareholders’ equity	$4,019,957	4,002,107	3,938,140	3,691,981	3,439,669
Common Stock
Book value per common share	$37.57	37.42	37.16	36.76	35.99
Stock price:
High	30.18	31.34	45.05	49.50	47.16
Low	24.22	21.33	30.70	41.46	41.66
Period end	26.94	24.75	30.70	45.75	41.66
Common shares outstanding	8,089	8,058	8,048	8,011	7,997

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2023	2023	2023	2022	2022
Nonperforming Assets
Commercial
Non-owner occupied RE	$1,615	754	1,384	247	253
Commercial business	404	137	1,196	182	79
Consumer
Real estate	1,228	1,053	1,075	1,099	904
Home equity	1,068	1,072	1,078	1,099	1,379
Total nonaccrual loans	4,315	3,016	4,733	2,627	2,615
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$4,315	3,016	4,733	2,627	2,615
Nonperforming assets as a percentage of:
Total assets	0.11%	0.08%	0.12%	0.07%	0.08%
Total loans	0.12%	0.09%	0.14%	0.08%	0.09%
Classified assets/tier 1 capital plus allowance for credit losses	4.72%	4.68%	5.10%	4.71%	5.24%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2023	2023	2023	2022	2022
Allowance for Credit Losses
Balance, beginning of period	$41,105	40,435	38,639	36,317	34,192
Loans charged-off	(42)	(440)	(161)	-	-
Recoveries of loans previously charged-off	168	15	102	22	1,600
Net loans (charged-off) recovered	126	(425)	(59)	22	1,600
Provision for (reversal of) credit losses	(100)	1,095	1,855	2,300	525
Balance, end of period	$41,131	41,105	40,435	38,639	36,317
Allowance for credit losses to gross loans	1.16%	1.16%	1.18%	1.18%	1.20%
Allowance for credit losses to nonaccrual loans	953.25%	1,363.11%	854.33%	1,470.74%	1,388.87%
Net charge-offs to average loans QTD (annualized)	0.01%	0.03%	0.01%	0.00%	(0.22%)

Total nonperforming assets increased by $1.3 million during the third quarter of 2023, representing 0.11% of total assets, compared to 0.08% for both the second quarter of 2023 and the third quarter of 2022. The increase in nonperforming assets during the third quarter of 2023 resulted primarily from four commercial loan relationships and two consumer loan relationships that were added to nonaccrual status. In addition, our classified asset ratio increased slightly to 4.72% for the third quarter of 2023 from 4.68% in the second quarter of 2023 and from 5.24% in the third quarter of 2022.

At both September 30, 2023 and June 30, 2023, the allowance for credit losses was $41.1 million, or 1.16% of total loans, compared to $36.3 million, or 1.20% of total loans, at September 30, 2022. We had net recoveries of $126 thousand, or 0.01% annualized, for the third quarter of 2023, compared to net charge-offs of $425 thousand for the second quarter of 2023 and net recoveries of $1.6 million for the third quarter of 2022. There was a reversal of the provision for credit losses of $100 thousand for the third quarter of 2023, compared to a provision of $1.1 million for the second quarter of 2023 and a provision of $525 thousand for the third quarter of 2022. The provision reversal was driven by lower expected loss rates resulting from low charge-offs, combined with stable loan portfolio balances during the quarter.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2023	2023	2023	2022	2022
Commercial
Owner occupied RE	$637,038	613,874	615,094	612,901	572,972
Non-owner occupied RE	937,749	951,536	928,059	862,579	799,569
Construction	119,629	115,798	94,641	109,726	85,850
Business	500,253	511,719	495,161	468,112	419,312
Total commercial loans	2,194,669	2,192,927	2,132,955	2,053,318	1,877,703
Consumer
Real estate	1,074,679	1,047,904	993,258	931,278	873,471
Home equity	180,856	185,584	180,974	179,300	171,904
Construction	54,210	61,044	71,137	80,415	77,798
Other	49,218	50,157	39,621	29,052	29,151
Total consumer loans	1,358,963	1,344,689	1,284,990	1,220,045	1,152,324
Total gross loans, net of deferred fees	3,553,632	3,537,616	3,417,945	3,273,363	3,030,027
Less—allowance for credit losses	(41,131)	(41,105)	(40,435)	(38,639)	(36,317)
Total loans, net	$3,512,501	3,496,511	3,377,510	3,234,724	2,993,710

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2023	2023	2023	2022	2022
Non-interest bearing	$675,409	698,084	740,534	804,115	791,050
Interest bearing:
NOW accounts	306,667	308,762	303,743	318,030	357,862
Money market accounts	1,685,736	1,692,900	1,748,562	1,506,418	1,452,958
Savings	34,737	36,243	39,706	40,673	42,335
Time, less than $250,000	125,506	114,691	106,679	89,877	79,387
Time and out-of-market deposits, $250,000 and over	519,716	582,338	487,550	374,751	277,860
Total deposits	$3,347,771	3,433,018	3,426,774	3,133,864	3,001,452

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000.

(7) September 30, 2023 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.0 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL & MEDIA CONTACT:

ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com